Exhibit 99.01

KANA Software Completes $9.8 Million Registered Direct Offering

MENLO PARK, Calif. November 21, 2007 – KANA Software, Inc. (OTCBB: KANA.OB), a world leader in multi-channel customer service, today announced that it has completed its previously announced registered direct offering of approximately 4 million shares of its common stock at a price of $2.45 per share for gross proceeds of $9.8 million. KANA expects to receive approximately $9.0 million in net proceeds after deducting the placement agent’s fees and estimated offering expenses.

KANA plans to use the net proceeds from this financing to repay borrowings under its loan agreement with Bridge Bank and for general corporate purposes, which may include capital expenditures and working capital.

All of the shares of common stock were offered and sold by KANA pursuant to an effective registration statement (File No. 333-145742) previously filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer of these securities will be solely by means of a prospectus included in the registration statement and any prospectus supplement that may be issued with respect to such offering. Copies of the final prospectus, including the prospectus supplement when filed, can be obtained at the Securities and Exchange Commission’s website, www.sec.gov, or from KANA.

Information in this release regarding the anticipated proceeds and use of the proceeds from the offering are forward-looking statements that involve risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond KANA’s control, as discussed in KANA’s filings with the Securities and Exchange Commission, including KANA’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. These statements are not guarantees of future performance and actual results could differ materially from KANA’s current expectations. All forward-looking statements included in this release are based upon information available to KANA as of the date of this release, which may likely change, and KANA assumes no obligation to update any such forward-looking statement.

NOTE: KANA is a registered trademark of KANA Software, Inc.

Investor Contacts:

Carolyn Bass

Market Street Partners

415-445-3232

kana@marketstreetpartners.com

Media Contact:

Erica Burns

PAN Communications

kana@pancomm.com

978-474-1900